Exhibit 5.1

Josh Seidenfeld

+1 650 843 5862

jseidenfeld@cooley.com

July 26, 2021

Rani Therapeutics Holdings, Inc.

2051 Ringwood Avenue

San Jose, California 95131

Ladies and Gentlemen:

You have requested our opinion, as counsel to Rani Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (File No. 333-257809) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 7,666,667 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001, which includes up to 1,000,000 Shares that may be sold pursuant to the exercise of an option to purchase additional shares.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Certificate of Incorporation, as amended, and Bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company or a duly constituted committee thereof. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000  f: (650) 849-7400  cooley.com

Rani Therapeutics Holdings, Inc.

July 26, 2021

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Josh Seidenfeld
Josh Seidenfeld

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000  f: (650) 849-7400  cooley.com